Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER RESULTS

Program Ramps Continue to Partially Offset Market Weakness

HUTCHINSON, Minn., Jan. 29, 2013 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $6.5 million, or $0.27 per share, on net sales of $63.7 million for its fiscal 2013 first quarter ended December 30, 2012.  Results for the quarter included $1.0 million of severance costs and $1.0 million of non-cash interest expense.  Excluding these items, the company’s first quarter net loss was $4.5 million, or $0.19 per share.

In the preceding quarter, the company reported a net loss of $14.7 million, or $0.62 per share, on net sales of $63.6 million.  Excluding certain items, the non-GAAP net loss in the preceding quarter was $13.0 million, or $0.54 per share.  A detailed reconciliation of GAAP to non-GAAP results is provided in the accompanying financial statements.

The company’s suspension assembly shipments totaled 103.6 million in the 13-week fiscal 2013 first quarter, up 6% on a weekly shipment basis compared with 105.2 million in the 14-week fiscal 2012 fourth quarter.  “As in the preceding quarter, our shipments benefited from our market share positions on both existing and new customer programs even as worldwide disk drive and suspension assembly demand remained soft,” said Rick Penn, Hutchinson Technology’s president and chief executive officer.

Average selling price in the fiscal 2013 first quarter was $0.60, up from $0.58 in the preceding quarter, due to a higher mix of both development and high volume dual-stage actuated (DSA) suspensions and suspensions for enterprise applications.  DSA suspensions, which carry a higher selling price and cost more to manufacture, increased to 9% of the company’s first quarter product mix from 5% in the preceding quarter.  The company expects its product mix to continue to shift toward DSA suspensions throughout fiscal 2013.

Gross profit in the fiscal 2013 first quarter was $7.4 million, or 11.6% of net sales, compared with a gross loss of $0.2 million in the preceding quarter.  Compared with the fiscal 2012 fourth quarter, gross profit benefited from improved absorption of fixed costs due to higher weekly volume, continued efforts to reduce costs, increased shipments of higher-priced development products and increased scrap recoveries.

TSA+ suspensions accounted for 85% of first quarter shipments, unchanged from the preceding quarter.  “We are very pleased with the levels of quality and output we are realizing from our existing TSA+ and DSA capacity,” said Penn.  “Our manufacturing proficiency is enabling us to meet increasing customer demand for DSA suspensions.”

Penn said that the company’s operation in Thailand accounted for 18% of assembly production in the fiscal first quarter.  “We have qualified additional products at our Thailand site and remain on track to have about one-half of our total assembly output produced there by the end of our fiscal 2013 third quarter,” said Penn.

Cash and investments at the end of the 2013 first quarter totaled $57.5 million, up $2.6 million compared with the preceding quarter.  Cash used by operations totaled $1.6 million in the fiscal 2013 first quarter, while capital spending totaled $5.1 million.  Outstanding borrowings on the company’s revolving line of credit totaled $4.1 million at the end of the fiscal 2013 first quarter compared with none at the end of the preceding quarter.

After the end of the fiscal 2013 first quarter, as previously announced, the company issued $12.2 million of 10.875% Senior Secured Second Lien Notes due 2017 and used the proceeds to repurchase $18.7 million of its 8.50% Convertible Senior Notes.  This reduced the company’s outstanding debt with a first put date in 2015 from $58.5 million to $39.8 million.  Combined with the planned redemption in the fiscal 2013 second quarter of the remaining $11.9 million of its 3.25% Convertible Subordinated Notes, the total principal amount of the company’s outstanding long-term debt will be reduced to $131.0 million from $149.3 million.

Regarding the company’s outlook, Penn said the company expects its fiscal 2013 second quarter suspension assembly shipments to range from 95 million to 105 million, anticipating slightly lower demand for disk drives and a delay in some program ramps to the second half of fiscal 2013.  Gross profit is expected to decline on the lower volume in the second quarter and on lower shipments of development products.

“Looking beyond the second quarter,” said Penn, “we expect our financial results to benefit from higher volume and improved fixed cost leverage, increased adoption of our DSA suspensions, the cost benefits of our TSA+ process, further cost reductions as we transition more assembly volume to Thailand and continued consolidation and streamlining of our U.S. operations.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:30 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding demand for and shipments of disk drives, disk drive components and the company’s products, product mix, production capability and costs, operating performance, operations in Thailand and the United States, cost reductions, outstanding debt and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	December 30,	December 25,
	2012	2011

Net sales	$63,699	$58,475
Cost of sales	56,278	56,174
Gross profit	7,421	2,301

Research and development expenses	3,339	3,948
Selling, general and administrative
expenses	6,166	7,173
Severance and other expenses	1,018	(711)
Flood-related costs, (net of insurance recoveries)	-	-
Loss from operations	(3,102)	(8,109)

Other income (expense), net	472	(87)
Interest Income	50	17
Interest expense	(4,023)	(4,283)
Gain on short- and long-term investments	127	30
Loss before income taxes	(6,476)	(12,432)

Provision for income taxes	46	44

Net loss	$(6,522)	$(12,476)

Basic loss per share	$(0.27)	$(0.53)

Diluted loss per share	$(0.27)	$(0.53)

Weighted-average common shares outstanding	23,951	23,395

Weighted-average diluted shares outstanding	23,951	23,395

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	December 30,	September 30,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$56,300	$53,653
Short-term investments - restricted	1,200	1,200
Trade receivables, net	23,998	21,438
Other receivables	6,735	3,880
Inventories	46,844	41,432
Other current assets	3,433	7,203
Total current assets	138,510	128,806
Property, plant and equipment, net	199,280	202,468
Other assets	4,929	5,014
Total assets	$342,719	$336,288

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt, net of discount	$15,968	$11,514
Current portion of capital lease	424	184
Accounts payable	17,950	13,982
Accrued expenses	8,950	6,350
Accrued compensation	9,066	9,656
Total current liabilities	52,358	41,686
Long-term debt, net of discount	126,091	125,232
Capital lease obligation	1,213	-
Other long-term liabilities	1,600	1,540
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 24,046,000 and 23,900,000
issued and outstanding	240	239
Additional paid-in capital	430,536	430,448
Accumulated other comprehensive loss	(69)	(129)
Accumulated loss	(269,250)	(262,728)
Total shareholders' equity	161,457	167,830
Total liabilities and shareholders' equity	$342,719	$336,288

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	December 30,	December 25,
	2012	2011
Operating activities:
Net loss	$(6,522)	$(12,476)
Adjustments to reconcile net loss to
cash (used for) provided by operating activities:
Depreciation and amortization	9,596	9,334
Stock-based compensation	88	388
Gain on short- and long-term investments	(127)	(30)
Loss on disposal of assets	62	(38)
Asset impairment charge	-	8,338
Non-cash interest expense	1,020	1,672
Severance and other expenses	387	(1,624)
Flood insurance receivable	-	(4,727)
Changes in operating assets and liabilities	(6,068)	11,665
Cash (used for) provided by operating activities	(1,564)	12,502

Investing activities:
Capital expenditures	(5,063)	(5,384)
Change in restricted cash	3,400	(2)
Purchases of marketable securities	(1,200)	(1,613)
Sales / maturities of marketable securities	1,327	2,055
Cash used for investing activities	(1,536)	(4,944)

Financing activities:
Repayments of capital lease	(47)	(88)
Proceeds from sale/leaseback	1,685	-
Repayments of revolving credit line	(58,648)	(65,131)
Proceeds from revolving credit line	62,757	54,722
Proceeds from issuance of common stock	-	20
Cash provided by (used for) financing activities	5,747	(10,477)

Net increase (decrease) in cash and cash equivalents	2,647	(2,919)

Cash and cash equivalents at beginning of period	53,653	57,554

Cash and cash equivalents at end of period	$56,300	$54,635

Hutchinson Technology Incorporated
Loss Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	December 30,	December 25,
	2012	2011

Net loss (A)	$(6,522)	$(12,476)

Weighted average common shares outstanding (B)	23,951	23,395
Dilutive potential common shares	-	-
Weighted average common and diluted shares
outstanding (C)	23,951	23,395

Basic loss per share [(A)/(B)]	$(0.27)	$(0.53)
Diluted loss per share [(A)/(C)]	$(0.27)	$(0.53)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Thirteen Weeks Ended
	December 30,	September 30,	December 25,
	2012	2012	2011

Net loss - GAAP	$(6,522)	$(14,731)	$(12,476)
Add flood-related costs	-	546	13,727
Subtract flood insurance recoveries	-	-	(13,727)
Add severance and other expenses	1,018	-	-
Subtract severance and other expenses	-	-	(711)
Add debt refinancing costs	-	201	-
Add non-cash interest expenses	1,020	980	1,672
Net loss - Adjusted	$(4,484)	$(13,004)	$(11,515)

Net loss per common share – GAAP:

Basic loss per share	$(0.27)	$(0.62)	$(0.53)
Diluted loss per share	$(0.27)	$(0.62)	$(0.53)

Net loss per common share – Adjusted:

Basic loss per share	$(0.19)	$(0.54)	$(0.49)
Diluted loss per share	$(0.19)	$(0.54)	$(0.49)

Weighted average common and common equivalent shares outstanding:

Basic	23,951	23,884	23,395
Diluted	23,951	23,884	23,395

Net loss per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.